Exhibit 99.1

For Immediate Release
July 17, 2026

TXNM Energy and Blackstone Infrastructure Extend Merger Agreement

(ALBUQUERQUE, N.M.) –TXNM Energy (NYSE: TXNM) and Blackstone Infrastructure have extended the terms of their merger agreement under which Blackstone Infrastructure will acquire the outstanding common stock of TXNM Energy.

The termination date under the agreement has been extended to May 31, 2027, to allow for further time to obtain regulatory approvals.

The transaction has received approval from the Public Utility Commission of Texas (PUCT), the Federal Energy Regulatory Commission (FERC), the Federal Communications Commission (FCC) and under the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act. TXNM Energy shareholders overwhelmingly approved the merger in August 2025.

The transaction is pending regulatory approval from the Nuclear Regulatory Commission and the New Mexico Public Regulation Commission (NMPRC). The NMPRC procedural schedule has been paused, pending the filing and review of a report showing compliance with a Commission order involving a 2025 stock transaction between TXNM Energy and Blackstone Infrastructure.

“We remain committed to our proposed partnership with Blackstone Infrastructure because it is critical to TXNM Energy’s long-term ability to provide clean, affordable and reliable power to the customers we serve,” said Don Tarry, President and CEO of TXNM Energy. “We appreciate the NMPRC’s careful review of this case and look forward to further demonstrating why this partnership will strengthen the grid, support long-term investment, and deliver meaningful benefits for customers and communities across New Mexico and Texas.”

“Blackstone Infrastructure’s extension of our merger agreement is a sign of our commitment to continue to work collaboratively with stakeholders as we demonstrate the significant benefits of the proposed merger,” said Sean Klimczak, Global Head of Blackstone Infrastructure. “We remain focused on supporting TXNM Energy’s future growth plans as well as New Mexico’s ambitious clean and affordable energy goals.”

Additionally, TXNM Energy has entered into a $400 million term loan in order to unwind the voided 2025 stock transaction. TXNM Energy plans to issue common stock to repay the term loan.

To continue the regulatory approval process before the NMPRC, the joint applicants intend to file a compliance report with the NMPRC before the end of July 2026. Pending the re-establishment of a procedural schedule, the transaction is estimated to close in the first half of 2027.

The filing and additional materials pertaining to the application are available at www.txnmenergy.com/investors/rates-and-filings/pnm-nmprc-filings.

About TXNM Energy: TXNM Energy (NYSE: TXNM), an energy holding company based in Albuquerque, New Mexico, delivers energy to more than 800,000 homes and businesses across Texas and New Mexico through its regulated utilities, TNMP and PNM. For more information, visit the company's website at www.TXNMEnergy.com.

CONTACTS:
Analysts                        Media
Lisa Goodman                        Corporate Communications
(505) 241-2160                    (505) 241-2743

About Blackstone Infrastructure: Blackstone Infrastructure is an active investor across energy, transportation, digital infrastructure and water and waste infrastructure sectors. We seek to apply a long-term buy-and-hold strategy to large-scale infrastructure assets with a focus on delivering stable, long-term capital appreciation together with a predictable annual cash flow yield. Our approach to infrastructure investing is one that focuses on responsible stewardship and stakeholder engagement to create value for our investors and the communities we serve.

Contact
Paula Chirhart
Paula.Chirhart@Blackstone.com
347-463-5453

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this press release that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally include statements regarding the potential issuance of common stock by TXNM Energy and the potential transaction between TXNM Energy and Blackstone Infrastructure, including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits of the potential transaction, projected financial information, future opportunities, and any other statements regarding TXNM Energy’s and Blackstone Infrastructure’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. Neither Blackstone Infrastructure nor TXNM Energy assumes any obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, TXNM Energy caution readers not to place undue reliance on these statements. TXNM Energy’s business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see TXNM Energy’s Form 10-K and Form 10-Q filings and the information filed on TXNM Energy’s Forms 8-K with the Securities and Exchange Commission (the “SEC”), which factors are specifically incorporated by reference herein and the risks and uncertainties related to the proposed transaction with Blackstone Infrastructure, including, but not limited to: the expected timing and likelihood of completion of the pending transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending transaction that could reduce anticipated benefits or cause the parties to abandon the transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement, including in circumstances requiring the Company to pay a termination fee, the possibility that TXNM Energy’s shareholders may not approve the transaction agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, the outcome of legal proceedings that may be instituted against TXNM Energy, its directors and others related to the proposed transaction, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TXNM Energy to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally, the amount of costs, fees, charges or expenses resulting from the proposed transaction, and the risk that the price of TXNM Energy’s common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer to sell nor a solicitation of an offer to purchase shares of TXNM Energy common stock or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.